Exhibit 16.1

Our Ref AS/JF
UK Company registration number 05789798

U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549	Grant Thornton UK LLP 101 Cambridge Science Park Milton Road Cambridge CB4 0FY T +44 (0)1223 225600 F +44 (0)1223 225619 www.grant-thornton.co.uk

Attention: Mara L. Ronsom, Assistant Director, Office of Consumer Products Jenifer López, Staff Attorney

21 May 2018

Re:    Realm Therapeutics plc
CIK No. 0001718903

Dear Sir or Madam:

We have read the section titled “Change of Independent Auditors” included under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Registration Statement on Form F-1 of Realm Therapeutics plc to be filed with the U.S. Securities and Exchange Commission on or about May 22, 2018, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton UK LLP

Grant Thornton UK LLP